EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 w Fort Lee w NJ 07024
794 Broadway w Chula Vista w CA 91910
619-623-7799 w Fax 619-564-3408 w stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants,  consents to the inclusion of our report of October 20, 2008 on the audited financial statements of Dynamic Acquisition Inc. for the period ended September 30, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

FINAL DRAFT

__________________________

Stan J.H. Lee, CPA

October 20, 2008
Chula Vista, CA  91910

Registered with the Public Company Accounting Oversight Board